Exhibit h(2)

             AMENDMENT TO THE TRANSFER AGENCY AND SERVICE AGREEMENT

         THIS AMENDMENT, dated as of March 4, 1999 is made to the Transfer Agency and Services Agreement dated February 26, 1998 (the "Agreement") between ABN AMRO FUNDS (then known as the Rembrandt Funds) (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group").

WITNESSETH

         WHEREAS, Investor Services Group has developed a recordkeeping service link ("DCXchangeSM") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans, including plans qualified under Section 401(a) of the Internal Revenue Code (the "Plans"); and

         WHEREAS, Investor Services Group has entered into agreements with various Recordkeepers relating to the recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants under such Plans (the "Participants"); and

         WHEREAS, the Fund, on behalf of the Portfolios set forth in Exhibit 1 to the Agreement, desires to participate in the DCXchangeSM Program and retain Investor Services Group to perform such services with respect to shares of the Funds ("Shares") held by or on behalf of the Participants as further described herein and Investor Services Group is willing and able to furnish such services on the terms and conditions hereinafter set forth.

         NOW THEREFORE, the Fund and Investor Services Group agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. Investor Services Group agrees to perform recordkeeping and related services for the benefit of the Plan Participants that maintain shares of the Fund through Plans administered by certain Recordkeepers. Investor Services Group shall subcontract with Recordkeepers to link Investor Services Group recordkeeping system with the Recordkeepers, in order for the Recordkeepers to maintain Fund share positions for each Participant. Fund shall reimburse Investor Services Group for the costs and expenses set forth on the attached Exhibit A. Fund positions of the Participants shall constitute open accounts for which a designated third party (agreed to by the parties hereto) (the "Payor") shall pay to Investor Services Group the annual fees specified in a separate agreement between such third party and Investor Services Group of even date herewith. In the event any invoice for such fees is not paid within fifteen (15) days of its receipt by Payor, Investor Services Group shall so notify the Payor of such failure.

If payment is not then received by Investor Services Group within ten (10) days after such notice, Fund hereby acknowledges and agrees that Investor Services Group shall have the right to immediately discontinue the services described in this Amendment and such suspension of services shall not constitute a breach on the part of Investor Services Group of any term of the Agreement, as amended.

2. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement and related agreements, this Amendment shall control, but the Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


          ABN AMRO FUNDS

          By:      /s/ Steven A. Smith

          Title:   Senior Vice President


          FIRST DATA INVESTOR SERVICES GROUP, INC.

          By:      /s/ Jylanne Dunne

          Title:   Senior Vice President

                                   Schedule A

                         DCXchangeSM Costs and Expenses

The Fund shall reimburse Investor Services Group monthly for such miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement, as pre-approved by the Fund. The Fund further agrees that any volume discounts achieved by Investor Services Group on behalf of its clients shall be retained by Investor Services Group, unless otherwise agreed to by Investor Services Group and the Fund.